UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: April 5, 2005

(Date of earliest event reported)

California Micro Devices Corporation

(Exact name of registrant as specified in its charter)

California	000-15449	94-2672609
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

430 N. McCarthy Blvd., Suite 100 Milpitas, California 90535

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (408) 263-3214

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On April 5, 2005, the Registrant and E & H Smith Limited Partnership, a Arizona limited partnership (the “Purchaser”), entered into a Purchase Agreement (the “Agreement”). Under the Agreement, the Purchaser agreed to purchase certain real property located at 2000 W. 14th Street, Tempe, Arizona (the “Property”) from the Registrant for $2.27 million (the “Transaction”). The Property had served as a wafer fabrication facility for Registrant whose board of directors adopted a restructuring plan described in its Current Report on Form 8-K dated October 19, 2004, and filed with the SEC on October 25, 2004. Part of this restructuring plan involved selling the Property.

The Transaction is subject to a twenty-five day approval period during which the Purchaser is to conduct an evaluation of the Property. If during this twenty-five day approval period, Purchaser determines that the Property is not acceptable, Purchaser has the right to terminate the Transaction and Agreement without any cost to the Purchaser. If Purchaser does not so terminate the Transaction and Agreement, the Transaction is to close twenty days after expiration of the twenty-five day approval period, subject to satisfaction of certain conditions, some of which involve performance by Registrant. If the Transaction does not close due to a default or material breach by Purchaser after expiration of the twenty-five day approval period, Registrant’s remedy is limited to $50,000, regardless of whether actual damages exceed that amount.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 8, 2005.

CALIFORNIA MICRO DEVICES CORPORATION

By	/s/ Robert V. Dickinson
Robert V. Dickinson President and Chief Executive Officer

By	/s/ R. Gregory Miller
R. Gregory Miller Vice President, Finance and Chief Financial Officer